EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference into the Registration Statement (Form S-8) pertaining to the registration of 50,000,000 shares of Common Stock of Wal-Mart Stores, Inc. pertaining to the Wal-Mart Profit Sharing and 401(k) Plan (formerly the Wal-Mart Stores, Inc. 401(k) Retirement Savings Plan) of our reports (a) dated March 19, 2003 with respect to the consolidated financial statements of Wal-Mart Stores, Inc. incorporated by reference in its Annual Report on Form 10-K and (b) dated July 25, 2003 with respect to the financial statements and schedule of the Wal-Mart Stores, Inc. 401(k) Retirement Savings Plan on Form 11-K, both for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

October 2, 2003